As filed with the Securities and Exchange Commission on February 28, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SES AI Corporation
(Exact name of registrant as specified in its charter)

Delaware	98-1567584
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

35 Cabot Road Woburn, MA	01801
(Address of Principal Executive Offices)	(Zip Code)

SES AI Corporation 2021 Incentive Award Plan

(Full title of the plan)

Jing Nealis
SES AI Corporation
35 Cabot Road
Woburn, MA 01801
(339) 298-8750
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Scott Levi

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020-1095
(212) 819-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) is filed by SES AI Corporation (the “Company”) for the purpose of registering additional shares of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) under the Company’s 2021 Incentive Award Plan (the “2021 Incentive Plan”).

The 2021 Incentive Plan contains an “evergreen” provision allowing for the maximum number of shares of Class A Common Stock issuable to automatically increase on January 1 of each year for a period of ten years, commencing on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to two percent of the total number of shares of Class A Common Stock outstanding on December 31 of the preceding year (provided, however that the Company’s board of directors may act prior to January 1 of a given year to provide that the increase for such year will be a lesser number of shares of Class A Common Stock). This Registration Statement is being filed solely to register shares of Class A Common Stock that were added to the 2021 Incentive Plan’s reserve, pursuant to such provision, on January 1 of each of 2023, 2024 and 2025. None of these shares have been offered or sold.

Pursuant to Instruction E of Form S-8, the contents of the Company’s prior registration statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) and registering shares of the Class A Common Stock under the 2021 Incentive Plan (File No. 333-264284) are hereby incorporated by reference herein, and the information required by Part II of Form S-8 is omitted, except as supplemented by the information set forth below.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in this Part I of Form S-8 (“Plan Information” and “Registrant Information and Employee Plan Annual Information”) will be sent or given to employees as specified by the SEC pursuant to Rule 428(b)(1) under the Securities Act. Such documents are not required to be and are not filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b) under the Securities Act, and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the SEC are incorporated by reference in this Registration Statement:

(a)            the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 28, 2025;

(b)            the Company’s Current Report on Form 8-K, filed with the SEC on February 4, 2025; and

(c)            the description of the Company’s Class A Common Stock contained in Exhibit 4.2 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents with the SEC. Notwithstanding the foregoing, no information is incorporated by reference in this Registration Statement where such information under applicable forms and regulations of the SEC is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the Company indicates in the report or filing containing such information that the information is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woburn, State of Massachusetts, on February 28, 2025.

SES AI CORPORATION

By:	/s/ Qichao Hu
Name:	Qichao Hu
Title:	Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Jing Nealis
Name:	Jing Nealis
Title:	Chief Financial Officer
(Principal Financial Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Kyle Pilkington and Jing Nealis, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Qichao Hu	Chief Executive Officer and Chairman	February 28, 2025
Qichao Hu	(Principal Executive Officer)

/s/ Jing Nealis	Chief Financial Officer	February 28, 2025
Jing Nealis	(Principal Financial Officer and Principal Accounting Officer)

/s/ Jang Wook Choi	Director	February 28, 2025
Jang Wook Choi

/s/ Eric Luo	Director	February 28, 2025
Eric Luo

/s/ Jiong Ma	Director	February 28, 2025
Jiong Ma

/s/ Michael Noonen	Director	February 28, 2025
Michael Noonen

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INDEX OF EXHIBITS

Exhibit No.	Description

4.1	Certificate of Incorporation of SES AI Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-39845), filed with the Securities and Exchange Commission on February 8, 2022).

4.2	Bylaws of SES AI Corporation (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-39845), filed with the Securities and Exchange Commission on February 8, 2022).

4.3	Amended and Restated Warrant Agreement, dated as of February 3, 2022, by and between the Company and Continental Stock Transfer & Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-39845), filed with the Securities and Exchange Commission on February 8, 2022).

4.4	SES AI Corporation 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K (File No. 001-39845), filed with the Securities and Exchange Commission on February 28, 2025).

4.5	Form of Restricted Stock Unit Award Grant Notice pursuant to the SES AI Corporation 2021 Incentive Award Plan for restricted stock unit awards to employees, consultants and advisors (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q (File No. 001-39845), filed with the Securities and Exchange Commission on May 13, 2022).

4.6	Form of Restricted Stock Unit Award Grant Notice pursuant to the SES AI Corporation 2021 Incentive Award Plan for restricted stock unit awards to non-employee directors (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q (File No. 001-39845), filed with the Securities and Exchange Commission on May 13, 2022).

4.7	Form of Performance Stock Unit Award Grant Notice pursuant to the SES AI Corporation 2021 Incentive Award Plan for performance vesting restricted stock unit awards to employees and consultants (incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q (File No. 001-39845), filed with the Securities and Exchange Commission on May 13, 2022).

5.1*	Opinion of White & Case LLP.

23.1*	Consent of Grant Thornton LLP, independent registered public accountants.

23.2*	Consent of White & Case LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

107*	Filing Fee Table.

* Filed herewith.

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